Exhibit 10.60

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 16, 2013 by and between Swisher Hygiene, Inc., a Delaware corporation (the "Company"), and Thomas Byrne ("Executive").

W I T N E S S E T H :

WHEREAS, Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow:

1. Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions as set forth in this Agreement for the period beginning September 16, 2013 (the "Commencement Date") and continuing for two (2) years until the second annual anniversary of the Commencement Date, unless earlier terminated as provided herein or extended by mutual agreement of the parties (the "Term").

2. Duties.

(a) Duties.  During the Term of this Agreement, Executive shall serve as the Executive Vice President of the Company and shall have the executive-level duties, responsibilities and authority as are designated by the Company's Chief Executive Officer (the "Chief Executive Officer").  Executive's duties shall include assisting the Chief Executive Officer in efforts to increase Company revenues, decease its expenses and assist in the strategic direction of the Company.  During the term of this Agreement, Executive shall at all times serve, without additional compensation, in such capacities of the Company's affiliates or subsidiaries, if any, as are requested by the Board.

(b) Performance.  Executive shall report to the Chief Executive Officer, and Executive shall devote his reasonable commercial efforts and his substantial business time, skill, energy and attention to the business and affairs of the Company and its subsidiaries whether currently existing or hereafter acquired or formed.  Executive shall perform his duties and responsibilities hereunder faithfully and to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and cooperate fully with the Board in the advancement of the best interests of the Company.  The Company agrees that Executive may dedicate a reasonable amount of time to (i) participation in civic, community, charitable, educational and religious organizations and (ii) to management of his personal investments; provided that such activities do not individually or collectively interfere with the performance of his duties and responsibilities under this Agreement.

3. Base Salary and Benefits.

(a) Base Salary.  In consideration of Executive's prompt and satisfactory performance of his duties and services hereunder, the Company shall pay Executive an annual base salary of $300,000 per annum (the "Base Salary"), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and other appropriate deductions.

(b) Bonuses.  Executive shall not be eligible to participate in the Company's Senior Executive Officers Performance Incentive Bonus Plan ("SEOPIBP").  Executive shall be entitled to earn a bonus consideration in accordance with Exhibit A.

(c) Benefits.  Subject to eligibility criteria, Executive shall be entitled to participate in any and all of the Company’s employee benefit programs (other than the SEOPIBP) for which executives of the Company or employees of the Company of comparable level to Executive are generally eligible.  Executive may continue to participate in Company employee benefit programs to which he is eligible throughout the Term and during the period in which the Severance Amounts are paid to Executive, if applicable. Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by, or violative of, this Agreement.  At the option of Executive, in lieu of his participation in the Company's health plan, Executive may elect to have the Company pay an amount equal to the Company's monthly expenditure for health insurance for similarly situated executives to a party designated by Executive who is providing alternative health insurance coverage to Executive.

(d) Stock Option Plan.  During the Term, Executive will be entitled to participate in the Company's stock option plan, the Swisher Hygiene Inc. 2010 Stock Incentive Plan, on the same basis as other Company Executives of comparable level, except for any period following the termination of employment (i) by Executive Without Good Reason, (ii) by the Company for Cause, and (iii) during the period that Executive is receiving payments of the Severance Amount.

(e) Vacation.  Executive shall be entitled to four (4) weeks of paid vacation annually during the Term and, if this Agreement is renewed by the Parties, during each twelve month period of any renewal Term.  Executive shall also be entitled to customary paid holidays and other paid leave as may be set forth in the Company’s policies.

(f) Expenses.  The Company shall reimburse Executive for reasonable expenses incurred by him in connection with the performance of his duties hereunder, in accordance with, and subject to, the Company’s regular policies in effect from time to time regarding reimbursement of expenses and the documentation required in connection therewith.

4. Termination of Employment.

(a) Termination.  Either the Company or Executive may terminate this Agreement at any time, provided that such terminating party gives the other party written notice of such termination at least 30 days prior to such termination.

(b) Without Cause or for Good Reason.  If Executive’s employment by the Company is terminated by (i) the Company without Cause (as defined below) or (ii) Executive for Good Reason (as defined below), then (A) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (B) Executive shall be entitled to continue to receive his then Base Salary from the Company for the remainder of the Term, followed by an amount equal to one year of his Base Salary amount ("Severance Amount") (which, in the case of both the Base Salary and the Severance Amount, shall be paid in arrears in accordance with the Company’s general payroll practices, over the applicable period commencing on the date of such termination and subject to withholding and other appropriate deductions), (C) Executive shall be entitled to receive any Bonus that has been awarded to Executive by the Board but has not yet been paid by the Company (an "Unpaid Bonus"), subject to withholding and other appropriate deductions and (D) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination.  As a condition to receiving such payments relating to periods following the date of such termination, Executive shall sign and deliver to the Company a release in the form mutually agreed by the Parties.

(c) Cause.  If Executive’s employment is terminated by the Company for Cause, then (i) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (ii) Executive shall be entitled to receive his Base Salary through the date of such termination, subject to withholding and other appropriate deductions and (iii) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination.

(d) Without Good Reason.  If Executive's employment is terminated by the Executive without Good Reason, then (i) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (ii) Executive shall be entitled to receive his Base Salary through the date of such termination subject to withholding and other appropriate deductions, (iii) Executive shall be entitled to receive the Severance Amount (which shall be paid in arrears in accordance with the Company's normal payroll practices over the applicable one (1) year period commencing the date of such termination and subject to withholding and the appropriate deductions) and (iv) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination.

(e) Death or Disability.  If Executive’s employment by the Company is terminated due to Executive’s death or Disability (as defined below), then (A) this Agreement shall be deemed to be terminated as of the date Executive ceases to be employed by the Company, (B) Executive shall be entitled to continue to receive his Base Salary through the remainder of the Term, subject to withholding and any other appropriate deductions, (C) Executive shall be entitled to receive any Unpaid Bonus, subject to withholding and other appropriate deductions, (D) Executive shall be entitled to receive the Severance Amount paid in arrears in accordance with the Company's general payroll practices, commencing with the pay period immediately following the final payment of his Base Salary, and (E) Executive shall be entitled to reimbursement as provided in Section 3(f) for any unreimbursed expenses properly incurred through the date of termination.

(f) Severance.  Except as expressly provided in Sections 4(b), 4(c), 4(d), and 4(e) upon the date Executive ceases to be employed by the Company (i) all of Executive’s rights to Base Salary, Bonuses, the Severance Amount and, except as provided in Section 3(c) ,benefits hereunder (if any) shall cease and (ii) no other severance compensation or benefits shall be payable by the Company or any of its affiliates.

(g) Cause.  For purposes of this Agreement, "Cause" shall mean (i) Executive being charged or arraigned for the commission of a felony, or the commission of any crime involving theft, fraud, dishonesty or moral turpitude, whether or not committed in the course of performing services for the Company; (ii) Executive’s material breach of this Agreement, provided that Executive shall have been given written notice of such breach and shall have failed to cure such breach within ten (10) business days after receiving such written notice; or (iii) Executive’s gross negligence or willful misconduct in connection with the performance of his duties hereunder, which shall include entering into a business while this agreement is in effect which competes directly with the Company's (or its subsidiaries) business.

(h) Good Reason.  For purposes of this Agreement, "Good Reason" shall mean any of the following events: (i) the Company shall require Executive to permanently relocate his place of residence from South Florida; (ii) a reduction in Executive’s annual rate of Base Salary below that existing on the Commencement Date, provided that such reduction is not related to, or the result of, the Company's determination that an event constituting "Cause" has occurred which the Company has determined will be the basis for a reduction in Base Salary but will not result in the termination of Executive; or (iii) the Company shall materially breach this Agreement.  For purposes of this Agreement, "Good Reason" shall not be deemed to have occurred unless Executive provides the Company with written notice of one of the conditions described above within ten (10) business days after the initial existence of the condition and the Company fails to cure the condition within ten (10) business days after receipt of such notice.  In the event Executive does not provide such notice within such ten (10) business day period, Executive shall be deemed to have waived any rights he may have to claim such grounds as "Good Reason."

(i) Disability.  For purposes of this Agreement, Executive will be deemed to have a "Disability" if, for physical or mental reasons, Executive is unable to perform Executive’s duties under this Agreement for 90 consecutive days, or 180 days during any 12-month period. The Disability of Executive will be determined by a medical doctor selected by the Company in its good faith judgment, subject to a second opinion at the request of Executive.  Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this clause, and Executive hereby authorizes the disclosure and release to the Company of such determination and any relevant medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney in fact will act in Executive's stead for the purposes of submitting Executive to the medical examinations, and providing the authorization of disclosure, required under this clause.

5. Compliance with Code Section 409A.

(a) General.  It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

(b) Distributions on Account of Separation from Service.   If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only in connection with a "separation from service" with respect to Executive within the meaning of Section 409A.

(c) No Acceleration of Payments.  Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

6. Miscellaneous.

(a) Employee Handbook.  Executive acknowledges and agrees that he has received and reviewed the Company’s Employee Handbook and that he understands, and agrees to abide by, such Employee Handbook.

(b) Entire Agreement; Amendments and Waivers.  This Agreement (including any schedules and exhibits hereto) represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and can be amended, supplemented or changed, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by Executive, in the case of an amendment, supplement, modification or waiver sought to be enforced against Executive, or the Company, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Company.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of this Agreement or the exercise of any other right, power or remedy.  Notwithstanding anything in this Agreement to the contrary, in the event that there is any inconsistency or conflict between the terms of this Agreement and the Stockholders’ Agreement, the terms of the Stockholders’ Agreement shall control.

(c) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

(d) Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(e) Binding Effect; Assignment; Third-Party Beneficiaries.  Except as otherwise provided herein, this Agreement shall not be assigned by any party, and no party's obligations hereunder, or any of them, shall be delegated, without the consent of the other parties; provided that the Company may collaterally assign this Agreement to any lender of the Company or any of its affiliates or otherwise assign its rights and delegate its duties hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  There shall be no third party beneficiaries of this Agreement except as expressly provided herein.

(f) Governing Laws; Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.  Each of the parties submits to the jurisdiction of any state or federal court within Mecklenburg County, North Carolina in any action or proceeding arising out of or relating to this Agreement.  The parties hereby irrevocably waive any objection they may now have or hereafter have to the laying of venue in Mecklenburg County, North Carolina.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

SWISHER HYGIENE, INC., a Delaware corporation

By:  /s/ Richard L. Handley
 Richard L. Handley

Chairman

EXECUTIVE:

/s/ Thomas Byrne
      Thomas Byrne

EXHIBIT A

Executive will assist the Chief Executive Officer in connection with the sale of the Company's linen business (the "Linen Business").  Executive shall be entitled to a bonus compensation payment equal to $200,000 promptly following the closing of the sale or other disposition of that portion of the Linen Business representing approximately one-half of the Company's revenues attributable to the Linen Business to a non-affiliated purchaser or purchasers pursuant to a fully executed purchase and sale agreement that has been approved by the Board (the "First Bonus").  This First Bonus will be paid to Executive in cash promptly following the closing of the sale transaction.  In addition, Executive shall be entitled to an additional bonus payment of $200,000 promptly following the closing of the sale or other disposition of the remainder (or a substantial majority of the remaining revenue so that, together with the first sale, 95% of the Linen Business by revenue is sold) of the Company's Linen Business to a non-affiliated purchaser or purchasers pursuant to a fully executed purchase and sale agreement that has been approved by the Board (the "Second Bonus").  For the sake of clarity, if at least 95% by revenue of the Company's Linen Business is sold in a single or series of related transactions that close pursuant to a fully executed purchase agreement that has been approved by the Board, then Executive shall be entitled to receive both the First Bonus and the Second Bonus totaling $400,000 promptly following the closing of the single or related series of transactions.  If the Board determines, in its sole and absolute discretion, not to sell the remainder of the Linen Business, thereby making it impossible for Executive to earn the Second Bonus, the Board shall substitute an assignment or project of similar magnitude, so that Executive shall have the opportunity to earn the Second Bonus.